Exhibit 3(I)

RESTATED

CERTIFICATE OF INCORPORATION

OF

GENEREX BIOTECHNOLOGY CORPORATION

Generex Biotechnology Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

1. The present name of the Corporation is Generex Biotechnology Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 4, 1997. The Corporation was originally known as Generex Biotechnology Corporation. On January 16, 1998, in connection with the filing of a Certificate of Merger, its name was changed to GBC - Delaware, Inc. On April 28, 1999, in connection with the filing of a Certificate of Merger, the Corporation changed its name back to Generex Biotechnology Corporation.

2. This Restated Certificate of Incorporation has been duly adopted by unanimous written consent of the Board of Directors of the Company without a vote of the stockholders of the Company in accordance with the applicable provisions of Sections 141 and 245 of the General Corporation Law of the State of Delaware.

3. This Restated Certificate of Incorporation was duly adopted by the Corporation's Board of Directors in accordance with the provisions of Section 245 of the Delaware General Corporation Law and only restates and integrates, but does not further amend, the provisions of the Corporation's Certificate of Incorporation, as heretofore amended or supplemented. The text of the Certificate of Incorporation of the Corporation is hereby restated without further amendment to read as follows:

FIRST: The name of the Corporation is Generex Biotechnology Corporation.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of all classes of stock that this Corporation shall have the authority to issue is 501,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $.001 per share, and (b) 1,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series and may have preferences as to dividends and to liquidation of the  Corporation. The Board of Directors of the Corporation shall establish the specific rights, preferences, voting privileges and restrictions of such preferred stock or any series thereof.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of directors need not be by written ballot.

2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

EIGHTH: Section 203 of the General Corporation Law of Delaware, as amended, shall not be applicable to this corporation.

In accordance with Section 103(a)(2) and Section 103(b)(2) of the General Corporation Law of the State of Delaware, the Corporation hereby executes and acknowledges this Restated Certificate of Incorporation this 13th day of June, 2006.

GENEREX BIOTECHNOLOGY
CORPORATION

By: /s/ Rose C. Perri

Name:  Rose C. Perri
Title:  Secretary & Chief Financial Officer